               PROSPECTUS SUPPLEMENT NO. 1 DATED DECEMBER 3, 1999
                      TO PROSPECTUS DATED NOVEMBER 5, 1999

                              DIGITAL RIVER, INC.
                                 395,992 SHARES
                                  COMMON STOCK

    This prospectus supplement should be read in conjunction with the prospectus dated November 5, 1999. The text and table on page 7 of the prospectus setting forth information concerning the selling stockholders is superseded by the following text and table:

                              SELLING STOCKHOLDERS

    In different stock and asset acquisition transactions that we consummated in the first six months of 1999, we issued to some of the selling stockholders common stock and agreed to register a number of shares of the common stock for resale. We also agreed to use our commercially reasonable efforts to keep the Registration Statement effective for 90 days. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

    The following table sets forth certain information regarding the beneficial ownership of the common stock, as of December 2, 1999, by each of the selling stockholders.

    The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

    Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Applicable percentages are based on 21,813,716 shares outstanding on December 2, 1999, adjusted as required by rules promulgated by the SEC.
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                  SHARES BENEFICIALLY OWNED PRIOR TO OFFERING

SELLING STOCKHOLDER                                          NUMBER    PERCENT    SHARES BEING OFFERED
-------------------                                         --------   --------   --------------------
Cyrus Maaghul(1)..........................................  408,970      1.9%            79,928
Charles G. Rose, IV(2)....................................  380,041      1.7             78,153
Benjamin F. Reser(3)......................................  303,225      1.4             61,479
Meiman Kentjana(4)........................................  220,215      1.0             25,057
Alan A. Beauchamp.........................................   41,220        *             41,220
Randy Dishongh............................................   41,220        *             41,220
Public Software Library Ltd.(5)...........................   24,442        *                166
Christopher Scully........................................   16,488        *             16,488
Nelson Ford...............................................   13,740        *             13,740
Stephen Scully............................................   13,740        *             13,740
CNET(6)...................................................   15,344        *              7,672
C.N. O'Sullivan...........................................    7,328        *              7,328
Ted West(7)...............................................   17,907        *              3,887
John V. Whiting...........................................    3,664        *              3,664
Ryan Dewell(8)............................................    5,183        *              1,125
Jessica Schnepp(9)........................................    5,183        *              1,125

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*   Represents beneficial ownership of less than 1% of the outstanding shares of common stock

(1) Includes 10,709 shares held in escrow to secure indemnification obligations and 301,886 shares held in escrow subject to satisfaction of certain performance criteria.

(2) Includes 19,538 shares held in escrow to secure indemnification obligations, 203,734 shares held in escrow subject to satisfaction of certain performance criteria and 20,000 shares held in joint tenancy with Benjamin F. Reser.

(3) Includes 15,370 shares held in escrow to secure indemnification obligations, 160,267 shares held in escrow subject to satisfaction of certain performance criteria and 20,000 shares held in joint tenancy with Charles G. Rose, IV.

(4) Includes 5,766 shares held in escrow to secure indemnification obligations and 162,554 shares held in escrow subject to satisfaction of certain performance criteria.

(5) Includes 16,184 shares held in escrow subject to satisfaction of certain performance criteria.

(6) Includes 1,918 shares held in escrow to secure indemnification obligations.

(7) Includes 972 shares held in escrow to secure indemnification obligations and 10,133 shares held in escrow subject to satisfaction of certain performance criteria.

(8) Includes 281 shares held in escrow to secure indemnification obligations and 2,933 shares held in escrow subject to satisfaction of certain performance criteria.

(9) Includes 281 shares held in escrow to secure indemnification obligations and 2,933 shares held in escrow subject to satisfaction of certain performance criteria.

        THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 1 IS DECEMBER 3, 1999

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